Exhibit 10.1
THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This Third Amendment to Employment Agreement (“Third Amendment”) is effective August 20, 2008, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective December 1, 2004, as amended by the First Amendment to Employment Agreement (“First Amendment”) dated effective May 8, 2006, and the Second Amendment to Employment Agreement (“Second Amendment”) dated effective February 28, 2008, between Intervoice, Inc. (“Intervoice”) and Robert E. Ritchey (the “Executive”), as stated herein.
     1. Paragraph 1(e) of the Agreement is amended to add the following sentence to the end thereof:
Notwithstanding the foregoing, a “Corporate Change” will not occur unless the event described in (i), (ii), (iii) or (iv) above also constitutes a change in the ownership or effective control of Intervoice or a change in the ownership of a substantial portion of the assets of Intervoice, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5).
     2. The Agreement is amended to add the following as Paragraph 1(m):
     (m) “Code” means the Internal Revenue Code of 1986, as amended.
     3. Paragraph 7(a) of the Agreement is amended to add the following sentence to the end thereof:
Any amounts due under this Paragraph 7(a) shall be paid within 60 days following the Employment Termination Date.
     4. Paragraph 7(e)(i) of the Agreement prior to subparagraph 7(e)(i)(A) is amended by restatement in its entirety to read as follows:
          (i) If the Executive’s employment is terminated by Intervoice for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, and in any such event the termination constitutes a “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), Intervoice will pay to the Executive, at the time and in the manner provided in Paragraph 7(e)(ii), 18 months’ Base Salary; provided, however, that Intervoice’s obligation under this Paragraph 7(e) is limited as follows:
     5. Paragraph 7(e)(ii) of the Agreement is amended by restatement in its entirety to read as follows:
          (ii) The 18 months’ Base Salary payments provided for under this Paragraph 7(e) shall be paid in 36 equal semi-monthly installments, payable on the 15th and last day of each calendar month beginning with the first such date following the Employment Termination Date; provided however, that Intervoice’s obligation to make such payments to the Executive under this Paragraph 7(e) shall immediately end unless within 60 days after the Employment Termination Date, the Executive signs a general release agreement in a form acceptable to Intervoice and does not revoke such agreement.
     6. Paragraph 7(f)(i) of the Agreement is amended by restatement in its entirety to read as follows:
          (i) If, within the two-year period following a Corporate Change, the Executive’s employment with Intervoice or an Affiliate or successor of Intervoice is terminated by the employer for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, and in any such event the termination constitutes a “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), the Executive will be paid, in lieu of any payment under Paragraph 7(e), a lump-sum amount equivalent to 2.99 times the sum of the Executive’s then-current Base Salary and the amount of annual incentive bonus(es) the Executive received for the last completed fiscal year of Intervoice under any program described in Paragraph 5(b). The payment provided for in this Paragraph 7(f)(i) shall be made as soon as administratively practicable, but in no event later than 30 days following the Employment Termination Date.
     7. The third sentence of Paragraph 7(f)(ii) is hereby deleted in its entirety and the last sentence of Paragraph 7(f)(ii) is hereby amended by restatement in its entirety to read as follows:
The Gross-Up Payment will be paid to the Executive as soon as administratively practicable, but in no event later than 30 days following the date the Executive remits the excise tax imposed by Section 4999 of the Code.
     8. Paragraph 7(g) of the Agreement is amended to add the following sentence to the end thereof:

     Such reimbursements shall be made on a monthly basis.
     9. Paragraph 7(i) of the Agreement is amended by restatement in its entirety to read as follows:
     (i) Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance. If Intervoice determines that the Executive is a “specified employee” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder) on the date of the Executive’s “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), then, notwithstanding any provision of this Agreement to the contrary, no payment of compensation under this Agreement that is subject to Section 409A of the Code shall be made to the Executive during the period lasting six months from the date of the Executive’s separation from service unless Intervoice determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer adverse tax consequences pursuant to Section 409A of the Code and the regulations and other guidance thereunder. If any payment to the Executive is delayed pursuant to the foregoing sentence, such amount instead shall be paid on the earliest date that payment can be made to the Executive under Section 409A of the Code and the regulations and other guidance thereunder. For purposes of Section 409A of the Code, each payment or benefit due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
     10. Paragraph 13 of the Agreement is amended by restatement in its entirety to read as follows:
13. Assistance in Litigation. During the Executive’s lifetime, the Executive shall, upon reasonable notice, furnish such information and proper assistance to Intervoice or any of its Affiliates as may reasonably be required by Intervoice in connection with any litigation in which Intervoice or any of its Affiliates is, or may become, a party. This obligation includes the Executive’s promptly meeting with counsel for Intervoice or any of its Affiliates at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Executive. Intervoice shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such assistance. Any such reimbursement shall be made by Intervoice upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Intervoice (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). The amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. After the termination of the Executive’s employment, when the time (excluding any telephone conversations of less than two hours’ duration) required of the Executive to provide information and assistance in accordance with this Paragraph 13 includes participation by the Executive on two or more consecutive days (including consecutive business days, where there are intervening holidays or weekends), Intervoice shall compensate the Executive on a per diem basis for each such day after the first, at the same daily rate of pay earned by the Executive as of the Employment Termination Date. Provided, however, that Intervoice shall provide no compensation, other than as may be required by law to be paid to a subpoenaed witness, if applicable, for any testimony, whether at trial or other hearing or upon deposition, given by the Executive.
     11. Except and only as expressly provided herein, all provisions of the Agreement, as amended by the First Amendment the Second Amendment, shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto. The provisions of this Third Amendment shall be read, construed, and interpreted together with the provisions of the Agreement and the First Amendment and Second Amendment, and not in isolation; and are subject to all other terms of the Agreement as amended by the First Amendment and the Second Amendment. Paragraphs 21-27 of the Agreement, as amended by the First Amendment and the Second Amendment, are incorporated by reference herein, and shall fully apply to any actions brought on this Third Amendment, and to this Third Amendment’s enforceability, construction, interpretation, change, execution, and other conditions or requirements stated therein.

     IN WITNESS WHEREOF, Intervoice has caused this Third Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Third Amendment, effective as of the date first set forth above.

INTERVOICE, INC.		ROBERT E. RITCHEY

By:

Name:

Title:

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